Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of MEDI Group Limited:

We hereby consent to the inclusion in this post-effective amendment No. 2 to Form F-1 Registration Statement, No. 333-289774, of MEDI Group Limited and its subsidiaries (the “Company”) of our report dated December 1, 2025, related to the consolidated financial statements, which appear in the Company’s Registration Statement on Form F-1 amendment No. 2 as of and for the years ended June 30, 2025 and 2024. Our report contained an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in such Prospectus.

Diamond Bar, California

December 5, 2025